Exhibit 99.1

ASCENDIA BRANDS, INC. EXPANDS BOARD

Hamilton, NJ – March 2, 2007 -- Ascendia Brands, Inc., (AMEX: ASB) announced today that Steven R. Scheyer, Robert F. Connolly and Michael Gross have been appointed to the Company’s Board of Directors. Robert Picow, currently a member of the Board, has stepped down. These appointments increase the number of directors from five to seven.

Steven Scheyer (48) will become President & Chief Executive Officer of Ascendia effective March 12. Mr. Scheyer has more then 25 years experience in the consumer products business, most recently as President of Newell Rubbermaid’s (NYSE: NWL) Wal-Mart Division, with global responsibility for $1 billion of annual sales.

Robert Connolly (63) has over 40 years experience in merchandising. He retired in 2005 as Executive Vice President and Chief Marketing Officer of Wal-Mart Stores, Inc. (NYSE:WMT), after 16 years with the company. He previously held senior management positions at Montgomery Ward and Carson Pirie Scott. Mr. Connolly also serves on the Board of Husqvarna AB and is President of customerbob inc., an international consulting firm.

Michael Gross (31) is a partner at Prentice Capital Management, LP. Prior to joining Prentice, Mr. Gross worked from June 2001 to April 2005 at S.A.C. Capital Advisors, LLC as an analyst covering consumer companies. From 1999 to 2001 Mr. Gross worked in equity research for Lehman Brothers Inc. and Salomon SmithBarney covering consumer Internet companies. Mr. Gross began his career upon his graduation from Cornell University with Granite Partners, L.P., a real estate advisory firm.

Joseph A. Falsetti, current President and Chief Executive Officer, commented, “We are delighted that Steven Scheyer, Bob Connolly and Michael Gross are joining the Board. Each is highly respected in the business community and collectively they bring with them a wealth of experience in the merchandising, consumer products and corporate finance areas. Together with Steven Scheyer’s appointment as President and CEO of Ascendia, these additions ensure that the Company’s future is in the best possible hands.”

Mr. Falsetti will assume the role of Executive Chairman of Ascendia effective March 12.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of brands that included Baby Magic®, Binaca®, Mr. Bubble® Ogilvie®, and in February 2007 it acquired the Calgon® and Healing Garden® brands. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com